As filed with the Securities and Exchange Commission on DECEMBER 31, 1998
                                                      Registration No. 333-16535


              ----------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

                                    FORM S-3A

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                         AMERICAN BIO MEDICA CORPORATION
                 ----------------------------------------------
            (Exact Name of Registration as Specified in its Charter)



             New York                              14-1702188
--------------------------------              -------------------
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                Identification No.)


            300 Fairview Avenue, Hudson, New York 12534 800-227-1243
          -------------------------------------------------------------
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


   Stan Cipkowski, 300 Fairview Avenue, Hudson, New York 12534     800-227-1243
--------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                          Proposed       Maximum
Title of each class          Amount        maximum      aggregate     Amount of
 of securities               to be      offering price   offering   registration
 to be registered          registered     per item       price (1)      fee
--------------------------------------------------------------------------------

Common Shares                418,612       $2.2505    $  942,086.31   $  277.82
                              Shares
Common Shares (2)
Underlying conversion
 of Series "D"             1,724,444       $2.2505    $3,880,861.22   $1,144.47
 Preferred Shares             Shares
Common Shares
Underlying exercise of
Common Share Purchase        107,355       $  4.81    $  516,377.55   $  152.28
Warrants                    Warrants

                                                                      ---------
                                  Total registration fee              $1,574.57


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the high and low sales prices for such Common Stock on December 24, 1998 as reported on the Nasdaq SmallCap Market.

(2) For purposes of estimating the number of common shares, par value $.01 per share ("Common Shares"), of American Bio Medica Corporation (the "Registrant") to be included in this registration statement (the "Registration Statement"), the Registrant calculated 200% of the number of Common Shares issuable upon the conversion at maturity of 1,843 of the Registrant's Series D Convertible Preferred Shares, par value $.01 per share (the "Series D Preferred Shares"), or otherwise pursuant to the Certificate of Designation of the Series D Preferred Shares, based on a conversion price of $2.1375 per share.

(3) Pursuant to Rule 416, the Registration Statement also registers an indeterminate number of Common Shares as may be issued or become issuable upon conversion of the Series D Preferred Shares and exercise of the Warrants in accordance with their respective terms to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                         AMERICAN BIO MEDICA CORPORATION
                             1,851,458 Common Shares

     This prospectus (the "Prospectus") relates to the offer and sale by certain persons listed under "Selling Shareholders" (collectively, the "Selling Shareholders") of an aggregate of up to (a) 2,143,056 common shares, par value $.01 per share (the "Common Shares") of American Bio Medica Corporation (the "Company") issued and/or issuable upon the conversion of the Company's Series "D" Convertible Preferred Shares (the "Series 'D' Preferred Shares") and (b) up to 107,355 Shares issuable upon the exercise of common share purchase warrants (the "Warrants"). (See "Selling Shareholders" and "Plan of Distribution.") The Company will not receive any proceeds from the sale of Common Shares. The Company has agreed to pay the expenses of registration of the Common Shares, including legal and accounting fees. The Company has agreed to file an additional registration statement or registration statements to register sufficient shares such that, from time to time, the number of shares registered for resale upon conversion of the Series "D" Preferred Shares is twice the number of shares issuable under the applicable conversion formula.

     The Selling Shareholders currently hold 1,843 Series "D" Preferred Shares and 418,612 Common Shares.

     Each Series "D" Preferred Share is convertible at the lesser of (a) 95% of the "Market Price" (the average of the closing bid prices of the Common Shares over any three trading days, selected by the holder of the Series "D" Preferred Shares (the "Holder"), in the 20 trading days immediately preceding the date of conversion ("Conversion Date") and (b) $4.625. Each Warrant entitles the holders ("Warrantholders") to purchase one Common Share at a price of $4.81 per share until April 24, 2001. The exercise price of the Warrants has been determined through negotiation between the Company, the Warrantholders and the Selling Agent (the "Selling Agent") and such price does not necessarily bear any direct relationship to the current market value, asset value or net book value of the Company or other generally accepted criteria of value. The formula for the conversion of the Series "D" Preferred Shares has been determined by the Company, the Holder and the Selling Agent and bears no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history. (See "Risk Factors--Determination of Conversion/Exercise Prices)

     The Common Shares trade on the National Association of Securities Dealers, Inc. Automatic Quotation Market ("Nasdaq SmallCap") under the symbol "ABMC". On December 24, 1998, the average of the high and low sales prices for the Common Shares, as reported on the Nasdaq SmallCap Market was $2.2505 per share. Nonetheless, there can be no assurance that a public market in the Common Shares will be sustained during the period of exercise of conversion of the Series "D" Preferred Shares.

     The Common Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Common Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Common Shares as agent but may position and resell the block as principal, or in one or more underwritten offerings on a firm commitment or best efforts basis. (For a more complete description of the manner in which Common Shares may be offered and sold pursuant hereto see "Plan of Distribution.")

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE COMMON SHARES SHOULD BE PURCHASED ONLY BY INVESTORS WHO ARE ABLE TO AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT. (SEE "RISK FACTORS" starting on page 6.)

                  --------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE OR JURISDICTION,
               NOR HAS THE COMMISSION OR ANY STATE OR JURISDICTION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of the Prospectus is DECEMBER 31, 1998.

     All expenses of this offering will be paid by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Shareholders. Estimated expenses payable by the Company in connection with this offering are approximately $31,000. The aggregate proceeds to the Selling Shareholders from the Common Stock will be the purchase price of the Common Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company has agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE EFFECT THE PRICE OF THE COMMON SHARES, INCLUDING THE ENTRY OF STABILIZING BIDS OR PENALTY BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND PASSIVE MARKET MAKING.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. The Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Common Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus nor any sale hereunder shall under any circumstances, create any implication that there has not been any change in the facts set forth in the Prospectus or in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

     Available Information............................................ 3

     Incorporation of Certain Documents by Reference.................. 4

     The Company...................................................... 5

     Risk Factors..................................................... 6

     Selling Shareholders............................................ 12

     Plan of Distribution............................................ 14

     Legal Matters................................................... 15

     Experts......................................................... 15

                              AVAILABLE INFORMATION

     The Prospectus, which constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Shares offered hereby. Statements contained herein concerning provisions of any documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the Commission:
Northeast Regional Office, 7 World Trade Center, New York, New York 10007; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov. that contains copies of reports, proxy and information statements and other information regarding registrants, including the Company, which electronically file reports with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Securities Exchange Act are hereby incorporated by reference into the
Prospectus:

(1)   The Company's Annual Report on Form 10-KSB for the year ended April 30,
      1998;

(2) The Company's Quarterly Report on Form 10-QSB for the quarter ended July 31, 1998;

(3) The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1998;

(4) The Company's Registration Statement on Form 8-A registering the Common Shares under Section 12(g) of the Securities Exchange Act; and

(5) The Company's Proxy Statement for its Fiscal 1999 Annual Meeting of Shareholders filed September 11, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statements contained in the Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom the Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such requests may be directed to John F. Murray, Chief Financial Officer, American Bio Medica Corporation, 300 Fairview Avenue, Hudson, New York 12534, telephone (800) 227-1243.

                                   THE COMPANY

     The following summary is qualified in its entirety by reference to the detailed information, financial statements and related notes appearing elsewhere in the Prospectus including information under the caption "Risk Factors." Each investor is urged to read the Prospectus in its entirety.

     American Bio Medica Corporation (the "Company") is primarily engaged in acquiring, developing and marketing biomedical technologies and products. The Company owns a technology for screening drugs of abuse, trademarked the "Rapid Drug Screen." The Company's common shares ("Common Shares") trade on the Nasdaq SmallCap Market under the symbol "ABMC".

     The Company produces several version of a "drugs of abuse" screening test, called the "Rapid Drug Screen Test" at its manufacturing facility in Columbia County, New York. The Rapid Drug Screen Test is a one-step test kit that allows a small urine sample to be tested for the presence or absence of drugs of abuse. The competitively priced test is self-contained preventing exposure of the test administrator to the urine sample. In the opinion of the Management ("Management"), the Rapid Drug Screen Test, which requires no mixing of reagents, is easier to use than any competitive product. In addition, hundreds of controlled tests conducted by independent laboratories compared the Rapid Drug Screen Test with results produced by EMIT II, a standard laboratory test, and found a 100% correlation of both positive and negative test results. As a result, Management believes that the Rapid Drug Screen Test is as accurate as that laboratory test.

     Versions of the Rapid Drug Screen Tests include a two panel (cocaine and marijuana), five panel (cocaine, marijuana, opiates, amphetamine and PCP) and an eight panel (THC, cocaine, opiates, PCP, amphetamines, benzodiazepines, methamphetamines and barbiturates) test. All have been cleared by the Federal Drug Administration (the "FDA") and can thus be sold in clinical as well as workplace markets. The Company has also completed a test for tricyclic antidepressants which it has submitted to the FDA for approval and which it intends to market in the near future as part of a nine-panel test. The Company has recently developed nine tests trademarked "Rapid One", each of which detects one drug of abuse and a low volume 8 panel test which requires as little as two milliliters of urine, compared with the usual 15-30 milliliters. The low volume 8 panel Rapid Drug Screen, which has received FDA 510(k) clearance, is ideal for use in hospital settings as well as for compliance with laboratory certification and quality control requirements.

     The Company has installed and uses equipment at its manufacturing facility suitable for the mass production of workplace drug screening tests. The Company's output was initially hampered by its inability to secure reliable supplies of reagents. This problem was rectified in May, 1997 through improved reliability of its suppliers and the addition of a third supplier.

     The Company also owns a patented low cost method for producing keratin proteins. The Company has no intention of developing or marketing its keratin technology, but intends to concentrate on the production and marketing of its drug screen tests and pursuing development and acquisition strategies related to substance abuse testing.

     The Company may develop or acquire additional biomedical technologies or products in the future unrelated to substance abuse.

     From its inception in 1986 until 1991, the Company was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages to educational institutions and to corporations throughout the United States. In 1991, the Company, because of heightened competition, increased costs of doing business and slow collections from municipalities, reduced its involvement in this market to that of selling audiovisual packages to libraries and commenced seeking new technologies in emerging medical markets.

     The Company's headquarters are located at 300 Fairview Avenue, Hudson, New York 12534. Its telephone number at that address is 800-227-1243 and its fax number is 518-822-0391. Its e-mail address is abmc@taconic.net.


                                  RISK FACTORS

     Except for the description of historical facts contained herein, the Prospectus contains certain forward looking statements that involve risks and uncertainties as detailed herein and from time to time in the Company's filings with the Commission and elsewhere. Forward looking statements herein are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. These factors include, among others, the Company's fluctuations in sales and operating results, risks associated with international operations and regulatory, competitive and contractual risks and product development.

      THE PURCHASE OF COMMON SHARES IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. A PROSPECTIVE PURCHASER, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

     1. Limited Operating History.

     Although the Company was formed in 1986, as far as the development, manufacture and sale of drug testing kits are concerned, it has extremely limited operational history upon which investors may base an evaluation of its performance or any assumption as to the likelihood that the Company will be profitable. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, the development and commercialization of new products based on innovative technology and the competitive environment in which the Company operates. Since the Company's entry into the biomedical business, the Company has generated limited revenues. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations.

      2. Technological Factors; Uncertainty of Product Development; Unproven Technology.

     Although the Company's development efforts relating to the technological aspects of the workplace drug testing kit are completed, the Company is continually seeking to refine and improve its design and performance and to develop additional versions. The Company's efforts remain subject to all of the risks inherent in new product development, including unanticipated technical, regulatory or other problems which could result in material delays in product development or commercialization or significantly increased costs. The Company may be required to commit considerable additional efforts, time and resources to develop production versions of its additional products. The Company's success will depend upon such products meeting targeted product costs and performance, and may also depend upon their timely introduction into the marketplace. There can be no assurance that development of the Company's proposed products will be successfully completed on a timely basis, if at all, that they will meet projected price or performance objectives, satisfactorily perform all of the functions for which they are being designed, or prove to be sufficiently reliable in widespread commercial application. Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into its test kits or that product defects will not become apparent after commercial introduction of its additional test kits. In the event that the Company is required to remedy defects in any of its products after commercial introduction, the costs to the Company could be significant, which could have a material adverse effect on the Company revenues or earnings.

     3. Uncertainty of Continued Market Acceptance.

     The Company's drug test kits have been well received by customers, including corporations, distributors and correctional institutions. As is typically the case with an emerging company, demand and market acceptance for newly introduced products is subject to a high level of uncertainty. Achieving continued market acceptance for its drug tests will require substantial marketing efforts and expenditure of significant funds to inform potential distributors and customers of the distinctive characteristics, benefits and advantages of its kits. There can be no assurance that its drug test kits will become generally accepted or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for its other drug testing products. In addition, continued market acceptance will depend on the Company's ability to upgrade its technology

     4. Competition in the Drug Testing Market; Technological Obsolescence.

     The Company faces competition for every existing and proposed product from drug manufacturers and other manufacturers of drug test kits. Some of its competitors are well known and have far greater financial resources than the Company. To the best of Management's knowledge, and in its opinion, no competitors have introduced products which equal the ease of use combined with the accuracy of the Company's drug test kits. The markets for drug test kits and related products are highly competitive. There can be no assurance that other technologies or products which are functionally similar to those of the Company are not currently under development. In addition, there can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with the Company's drug test kits. Despite the protections which would be available to the Company in the event its pending application for a design patent is granted, the Company expects other companies to attempt to develop technologies or products which will compete with the Company's products. In addition, continued market acceptance will depend on the Company's ability to upgrade its technology to meet any future competitive technologies.

     5. Dilution as a Result of Conversion of Series "D" Preferred Shares and Exercise of Warrants.

     The Selling Shareholders purchased 2,500 Series "D" Preferred Shares, converted 750 Series "D" Preferred Shares into 418,612 Common Shares and now hold 1,843 Series "D" Preferred Shares of the Company, which are convertible into Common Shares. See "Selling Shareholders." Each Series "D" Preferred Share is convertible into a number of Common Shares equal to (i) $1,000 (ii) divided by a conversion price which is the lesser of (a) 95% of the "Market Price" (the average of the closing bid prices of the Common Shares over any three trading days, selected by the holder of the Series "D" Preferred Shares in the 20 trading days immediately preceding the date of conversion) and (b) $4.625. Under the applicable conversion formulas of the Series "D" Preferred Shares, the number of Common Shares issuable upon conversion is inversely proportional to the market price of the Common Shares at the time of conversion (i.e., the number of shares increases as the market price of the Common Shares decreases); and except with respect to certain redemption rights of the Company for the Series "D" Preferred Shares and the limitation under Nasdaq SmallCap regulations which limit the aggregate amount of Common Shares which the Company may issue at a discount from market price upon conversion of the Series "D" Preferred Shares and Warrants without shareholder approval, (such shareholder approval will be requested by the Company), there is no cap on the number of shares of Common Shares which may be issued. In addition, the number of Common Shares issuable upon the conversion of the Series "D" Preferred Shares and the exercise of Warrants is subject to adjustment upon the occurrence of certain dilutive events. For a further description of the rights of holders of Series "D" Preferred Shares, see the Certificate of Amendment of Certificate of Incorporation of American Bio Medica Corporation filed as an exhibit to the Company's Current Report on Form 8-K, dated April 27, 1998. The Selling Shareholders also hold outstanding Warrants to acquire a total of 107,355 Common Shares at a price of $4.81 share. All of such Common Shares are covered by the registration statement containing this Prospectus or will be covered by subsequent registration statements filed by the Company, if necessary. The exercise of such Warrants and conversion of such Series "D" Preferred Shares and the sale of such Common Shares could have a significant negative effect on the market price of the Common Shares and could materially impair the Company's ability to raise capital through the future sale of equity securities.

     6. Possible Inability to Find and Attract Qualified Personnel.

     The Company currently has sufficient management expertise and depth to develop its business. It has recently added marketing and manufacturing management and has added to its scientific advisory board. However, it will need additional skilled and dedicated marketing personnel as well as technical and production personnel in the future. There is no guarantee that the Company can retain its present staff or that capable personnel with relevant skills will be available.

     7. Dependence on Management.

     The Company is dependent on the expertise and experience of Stan Cipkowski, President and CEO, Jay Bendis, Vice-President-Sales & Marketing, and Douglas Casterlin, Vice-President-Operations, for its operations. The loss of Messrs. Cipkowski, Bendis and Casterlin, or any of them, will seriously inhibit the Company's operations. The Company does not maintain key man insurance for any of its management employees.

     8. Possible Adverse Changes in Regulatory Framework.

     Clearance from the FDA is not required for the sale of workplace drug test kits, but is required for clinical drug test kits. The Company has received "510(k)" clearance from the FDA for its two, five and eight panel drug test kits. It is awaiting FDA clearance of one test of its nine panel drug test kit and is preparing the application for its Rapid One drug test kit. However, regulatory standards may change in the future and there is no assurance that if and when the Company applies for additional clearances from the FDA they will be granted.

     9. Resale of Restricted Securities.

     5,326,917 Common Shares presently issued and outstanding as of the date hereof are "restricted securities" as that term is defined under the Securities Act of 1933, as amended, (the "Securities Act") and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to one percent of the Company's outstanding Common Shares every three months. Sales of unrestricted shares by affiliates of the Company are also subject to the same limitation upon the number of shares that may be sold in any three month period. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Securities Exchange Act") or of Rule 15c2-11 thereunder. Rule 144(k) also permits the termination of certain restrictions on sales of restricted securities by persons who were not affiliates of the Company at the time of the sale and have not been affiliates in the preceding three months. Such persons must satisfy a two year holding period. There is no limitation on such sales and there is no requirement regarding adequate current public information. Investors should be aware that sales under Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, may have a depressive effect on the market price of the Company's securities in any market which may develop for such shares.

     10. Need for Additional Financing.

     The Company expects that its cash on hand will be sufficient to fund the Company's proposed operations for at least 12 months from the date of the Prospectus. This estimate is based on certain assumptions and there can be no assurance that unanticipated unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for the Company's drug test kits and other technologies could make cash on hand insufficient to fund the Company's proposed operations. There can be no assurance that the Company will be able to obtain any necessary additional financing on terms acceptable to it, if at all. In addition, financing may result in further dilution to the Company's then existing stockholders. The Company has no established borrowing arrangements or available lines of credit.

     11. No Dividends.

     The payment of dividends rests within the discretion of the Company's Board of Directors. No dividends have been paid on the Common Shares and the Company does not anticipate the payment of cash dividends in the foreseeable future. If the operations of the Company become profitable, it is anticipated that, for the foreseeable future, any income received therefrom would be devoted to the Company's future operations and that cash dividends would not be paid to the Company's shareholders.

     12. Control by Management.

     Management of the Company owns in excess of 35% of the outstanding Common Shares and is in a position to control the election of the Board of Directors. The certificate of incorporation of the Company does not provide for cumulative voting and, as a result, purchasers of the Company's securities will not be able to elect any directors or exert any control over the general policies of the Company.

     13. Ability to Retain and Attract Market Makers.

     The Common Shares trade on the Nasdaq SmallCap Market. In the event that the market makers cease to function as such, public trading in the Common Shares will be adversely affected or may cease entirely. Presently, market makers for the Company's Common Shares include Fidelity Capital Markets, J.W. Genesis Clearing Corp., Hill Thompson Magid & Co., Paragon Capital Corp., Troster Singer Corp., Comprehensive Capital Corp., Herzog, Heine, Geduld, Inc., Mayer & Schweitzer, Inc., Knight Securities, LP., National Financial Securities Corp., Sharpe Capital,Inc. and Wien Securities Corp., Sherwood Securities Corp., and M.
H. Meyerson & Co.,Inc.

     14. Anti-Takeover Provisions in Certificate of Incorporation.

     The Company's certificate of incorporation authorizes the issuance of 5,000,000 Preferred Shares. The Board of Directors has the authority, without further action by the Common Shareholders, to issue Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. Thus, the Board of Directors, in order to avoid a hostile takeover, could issue Preferred Shares with supervoting rights, conversion rights into Common Shares, liquidation preference or a combination of rights and preferences which could inhibit success of such attempt.

     15. Determination of Conversion/Exercise Prices.

     The formula for the conversion of the Series "D" Preferred Shares and the exercise of the Warrants into Common Shares has been determined by the Company and the holders thereof and bears no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history.

     16. Patents and Trademarks.

     The Company has registered "ABM" and its logo in the United States, Canada, Chile and Mexico and has registered "Rapid Drug Screen" in Mexico. The Company has additional trademark applications pending in the United States, Canada, Philippines and in 15 European countries. The Company's trademark counsel, Edmund Jaskiewicz, Esq., Executive Vice-President, has opined that there are no similar marks and, as a consequence, the Company feels confident that such marks will be registered. The Company has applied for various patents directly in numerous countries, including the United States, Canada, Australia, Argentina, Brazil, China, Japan, Germany, Mexico, Philippines, Poland and the United Kingdom and has filed patent applications with three regional associations covering 33 additional member countries. Stan Cipkowski, President, has assigned to the Company for no consideration, his application for a utility and design patent in the United States and Canada on the drug screen kit as an entity. Mr. Jaskiewicz, as patent counsel, has opined that a search has revealed no competing patented products. However, there can no assurance that a patent will be granted or that, if granted, it will withstand challenge.

     17. Litigation Relating to Acquisition of Technologies.

 In February 1994, Robert Friedenberg, as former owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed for a declaratory judgement that a Share Exchange Agreement had been rescinded. In order to make a claim for damages, the Company filed a third-party claim against Dr. Friedenberg for breach of the Share Exchange Agreement and fraud. In November 1995, after a trial, the court denied Dr. Friedenberg's request for a declaration of rescission and allowed the Company's third-party claim to proceed to trial. In September, 1996, Dr. Friedenberg died.

      The Company's third-party claim was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg breached the Share Exchange Agreement, when he failed to deliver drug screening know how technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Friedenberg and awarded the Company approximately $321,000 in damages. Friedenberg's estate, just prior to the jury trial, filed a supplemental claim for the shares of the Company's stock which he would have received under the Share Exchange Agreement. The trial judge took this supplemental claim under advisement. The trial judge, on July 17, 1998, ruled that the estate of Dr. Friedenberg is entitled to 5,907,154 common shares of the Company. The Company has filed an appeal. Management of the Company in consultation with counsel is of the opinion that the trial judge's award of the shares to Dr.
Friedenberg's estate will be reversed on appeal.

      Pending the resolution of the Company's appeal, the trial judge has ordered that the shares be issued in the name of Dr. Friedenberg's wife and placed in escrow or that the Company post a bond. The Company has applied for a stay of this order. If the trial judge's order is not stayed, the issuance of such shares or the posting of the required bond could have a significant negative effect on the market price of the shares. Pending the resolution of the Company's appeal of the trial judge's award of the shares to Dr. Friedenberg's estate, the Company's ability to raise capital through the future sale of equity securities may be materially impaired. If the trial judge's award of the shares is not reversed on appeal, the issuance of such shares would have a significant negative effect on the market price of the shares.

     In June 1995, the Company filed against Jacskon Morris, the lawyer who was in charge of drafting and advising it on the Share Exchange Agreement. Mr. Morris, who had been recommended to the Company by Dr. Friedenberg, is alleged by the Company to have breached his fiduciary duty to the Company by later advising Dr. Friedenberg, individually, on how to rescind the Share Exchange Agreement. Mr. Morris is also charged with negligence in drafting the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed as a party to the Share Exchange Agreement and seeks common shares. No trial date has been set. The Company is vigorously contesting the Morris Claim.


                              SELLING SHAREHOLDERS

     The following table sets forth the names of the Selling Shareholders, the number of Common Shares owned beneficially by each of the Selling Shareholders as of October 31, 1998, and the number of Common Shares which may be offered for sale pursuant to the Prospectus. Because the Selling Shareholders may offer all, some or none of their Common Shares, no definitive estimate as to the number of Common Shares that will be held by the Selling Shareholders after such offering can be provided and the following table has been prepared on the assumption that all Common Shares covered by this Prospectus will be sold.


     The Company has agreed initially to register 2,143,056 Common Shares for resale after conversion of the Series "D" Preferred Shares, all of which are covered by this Prospectus and to register for resale the 107,355 Common Shares issuable upon exercise of the Warrants.

     Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all Common Shares beneficially owned, subject to community property laws where applicable. Except, as noted below, the Selling Shareholders have not held any position or office, or had any material relationship with the Company or any of its predecessors or affiliates within the last three years.


                                      NUMBER OF      PERCENTAGE OF                                     PERCENTAGE
                      SHARES OF      COMMON SHARES   COMMON SHARES                   COMMON SHARES    COMMON SHARES
                   PREFERRED SHARES  BENEFICIALLY    BENEFICIALLY        SHARES      BENEFICIALLY     BENEFICIALLY
                   OWNED PRIOR TO    OWNED PRIOR     OWNED PRIOR         BEING        OWNED AFTER      OWNED AFTER
     NAME             OFFERING       TO OFFERING (1) TO OFFERING        OFFERED        OFFERING         OFFERING
     ----          ---------------   --------------  -------------      --------     -------------    -------------

CC Investments,
  LDC ..............   1,843          702,987 (2)    4.9 (2) (3)         2,143,056        -0-                0%
Shoreline
  Pacific
  Institutional
  Finance ..........     -0-            7,355 (3)       *                    7,355        -0-                0%
---------
* less than 1%


Castle Creek Partners, LLC is the investment advisor to CC Investments, LDC and consequently may be deemed to have voting control and investment discretion over the securities held by CC Investments, LDC. Castle Creek Partners, LLC disclaims beneficial ownership of all securities owned by CC Investments, LDC. Daniel Asher and John Ziegelman may be deemed to be the beneficial owners of the Common Stock and Preferred Stock held by CC Investments, LDC. Mr. Asher and Mr. Ziegetman disclaim such beneficial ownership.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of December 24, 1998 through the conversion or exercise of any security or other right.

(2) Includes 418,612 Common Shares, and 862,222 Common Shares issuable upon conversion of the Series "D" Preferred Shares calculated using an assumed conversion price of $2.1375 per share (representing 95% of a $2.250 per share assumed Market Price) and the stated value of the Series "D" Preferred Shares. The Series "D" Preferred Shares were issued pursuant to a Securities Purchase Agreement, dated April 24, 1998 (the "Closing Date"). Each Series "D" Preferred Share has a face amount of $1,000 and converts, subject to certain restrictions, into a number of Common Shares equal to $1,000 divided by a variable conversion rate equal to the lower of (a) 95% of the Market Price and (b) $4.625. Pursuant to the terms of the Series "D" Preferred Shares and the Warrants, no holder thereof can convert any portion of such Series "D" Preferred Shares or exercise any Warrants if such conversion or exercise would increase such holder's beneficial ownership of Common Shares to in excess of 4.9%. Absent such limitations at the $2.1375 per share conversion price the Series "D" Preferred Shares held by CC Investments, LDC would have been convertible into 862,222 Common Shares, which, when added to the 418,612 Common Shares received from the conversion of 750 Series "D" Preferred Shares and 100,000 shares issuable upon exercise of Warrants, would have represented 10.3% of the Common Shares. (The ownership limitations may be waived by a holder of Series "D" Preferred Shares or Warrants (the "Selling Shareholder") on 90 days notice.) The number of Common Shares registered pursuant to the Registration Statement on behalf of the Selling Shareholder holding Series "D" Preferred Shares and the number of Common Shares offered hereby by such holder have been determined by agreement between the Company and such Selling Shareholder. Because the number of Common Shares that will ultimately be issued upon conversion of the Series "D" Preferred Shares is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Shares prior to conversion, as described above, and certain antidilution adjustments, such number of Common Shares (and therefore the number of Common Shares to ultimately be offered hereby) cannot be determined at this time. Moreover, pursuant to Nasdaq SmallCap regulations, the Company may be subject to a limitation that, in the absence of shareholder approval, the aggregate number of Common Shares issuable to the Selling Shareholders at a discount from market price upon conversion of the Series "D" Preferred Shares and exercise of the Warrants may not exceed 20% of the outstanding Common Shares. Unless shareholder approval is obtained to issue Common Shares to the Selling Shareholders in excess of such maximum amount set forth above, none of the Selling Shareholders will be entitled to acquire more than its proportionate share of such maximum amount. Any Series "D" Preferred Shares which may not be converted and any Warrants which may not be exercised because of such limitation must be redeemed by the Company


(3) Consists of Warrants to purchase 7,355 Common Shares by Shoreline Pacific Institutional Finance in connection with such company's role as Selling Agent for the private placement of the Series "D" Preferred Shares in April, 1998.

                              PLAN OF DISTRIBUTION

     The Common Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Common Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Common Shares, including legal and accounting fees.

     The Common Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Common Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transaction by selling the Common Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Common Shares as agent but may position and resell the block as principal, or in one or more underwritten offerings on a firm commitment or best efforts basis. Sales of Selling Shareholders' Common Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

 To the extent required under the Securities Act, the name of any Selling Shareholder not named herein, the aggregate amount of the Selling Shareholder's Common Shares being offered, the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Common Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Shareholder and/or purchasers of Selling Shareholders' Common Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, one or more of the Selling Shareholders may transfer, pledge, donate or assign such Selling Shareholders' Common Shares to lenders or others and each of such persons will be deemed to be a "Selling Shareholder" for purposes of this Prospectus. The number of Selling Shareholders' Common Shares beneficially owned by those Selling Shareholders who so transfer, pledge, donate or assign Selling Shareholders' Common Shares will decrease as and when they take such actions. The plan of distribution for Selling Shareholders' Common Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder.

     A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Shares in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with distributions of the Common Shares by such broker-dealers. In addition, a Selling Shareholder may, from time to time, sell short the Common Shares of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Common Shares offered hereby may be used to cover such short sales. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Shares to the broker-dealers, who may then resell or otherwise transfer such Common Shares. A Selling Shareholder may also loan or pledge the Common Shares to a broker-dealer and the broker-dealer may sell the Common Shares so loaned or upon a default may sell or otherwise transfer the pledged Common Shares.

     Common Shares to be sold hereunder may be issued upon conversion of the Series "D" Preferred Shares in accordance with their terms, or in other transactions with the Company involving the Series "D" Preferred Shares, including, without limitation, issuance of Common Shares in exchange for Series "D" Preferred Shares and issuance of Common Shares pursuant to modification of the terms of the Series "D" Preferred Shares, or in settlement of claims with respect to rights of holders of Series "D" Preferred Shares.

     In order to comply with the securities laws of certain states, if applicable, the Common Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Shareholders and any broker-dealer or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                                  LEGAL MATTERS

     The validity of the securities offered by the Prospectus is being passed upon for the Company by Joel Pensley, Esq., 276 Fifth Avenue, New York, New York 10023. Joel Pensley is the owner of 5,000 Common Shares and 30,000 Nonstatutory Options.

                                     EXPERTS

     The financial statements of the Company as of April 30, 1997 appearing in the Annual Report of the Company for the fiscal year ended April 30, 1997 have been audited by Thomas P. Monahan, CPA, an independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon his report given as an expert in accounting and auditing.

     The financial statements of American Bio Medica Corporation as of and for the year ended April 30, 1998 included in the Annual Report on Form 10-KSB of the Company for the fiscal year ended April 30, 1998 and incorporated by reference herein have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon their report given as experts in accounting and auditing.

                         AMERICAN BIO MEDICA CORPORATION
                                     Part II
                     Information Not Required in Prospectus

 Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities are estimated as follows:


                                                 Amount
                                                --------
SEC Registration Fee                            $  1,575
Legal Fees and Expenses                         $ 20,000
Accounting                                      $  7,500
Transfer Agent Fees                             $  1,000
Miscellaneous                                   $  1,238
                                                --------
                               Total            $ 31,313


     Item 15. Indemnification of Directors and Officers

     The New York Business Corporation Law provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

     721 NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF
DIRECTORS
AND OFFICERS.

     The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     722 AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by mason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was seeing at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation. unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     723 PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.

(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

     (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

     (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

          (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

          (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

     724 INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.

(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers) and paragraph (a) of section 723. Application therefore may be made, in every case, either:

     (1) In the civil action or proceeding in which the expenses were incurred or the amounts were paid, or

     (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice by given at the expense of the corporation to the shareholder and such other person as it may designate in such manner as it may require.

(c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

     725 OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND
OFFICERS.

(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b)  No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

     (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

     (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

     (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e)  Any notification required to be made pursuant to the foregoing paragraph
     (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and for corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

     726 INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

     (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

     (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for coinsurance.

(b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

     (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

(d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

    Item 16. EXHIBITS

                                    Exhibits

     Exhibit List

     3.07 Fifth Amendment to Certificate of Incorporation**

     4.09 Specimen Certificate, Series "D" Preferred Stock*

     4.10 Form of Securities Purchase Agreement between the Company and the Purchaser*

     4.11 Form of Registration Rights Agreement by and among the Company, the Selling Agent and the Purchaser*

     4.12 Form of Common Stock Purchase Warrant Certificate*

     4.13 Form of Certificate of Designation relating to Series "D" Preferred Shares*


     5.06 Opinion and Consent of Joel Pensley, Esq.***

    23.12 Consent of Thomas P. Monahan, CPA ***

    23.13 Consent of Richard A. Eisner & Company, LLP ***

    23.14 Consent of Joel Pensley, Esq. relating to Post Effective Amendment No.1 (contained in Exhibit 5.06)

     ---------------------------

     *    Previously submitted as exhibits to Form 8-K filed on April 30, 1998

     ** Previously submitted as an exhibit to Registration Statement on Form SB-2 filed on May 20, 1998


     *** Previously submitted as an exhibit to Registration Statement on Form S-3 filed on September 28, 1998

     Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

(b) that, for the purposes of determining any liability under said Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit's plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson and State of New York on the 30TH DAY OF DECEMBER, 1998.




                                    AMERICAN BIO MEDICA CORPORATION
                                       (Registrant)

                                    By: /s/Stan Cipkowski
                                        ------------------
                                        Stan Cipkowski,
                                        President and Principal
                                        Executive Officer


                                    By: /s/John F. Murray
                                        --------------------
                                        John F. Murray,
                                        Treasurer and Principal
                                        Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/Stan Cipkowski
----------------------             Director                 DECEMBER 31, 1998
Stan Cipkowski

/s/Edmund Jaskiewicz
----------------------             Director                 DECEMBER 31, 1998
Edmund Jaskiewicz

/s/Jay Bendis
----------------------             Director                 DECEMBER 31, 1998
Jay Bendis


/s/John F. Murray
----------------------             Director                 DECEMBER 31, 1998
John F. Murray



----------------------             Director
Jasper R. Clay, Jr.


----------------------             Director
Karen Russo

      EXHIBIT A

      NOTE M   FOURTH QUARTER TRANSACTIONS AND ADJUSTMENTS  (UNAUDITED)

      On April 30, 1998 the company recorded adjustments relating to book sale revenues and certain non-cash employee and consulting compensation charges. Had these and other less significant adjustments been allocated and recognized in the affected periods, the following quarterly results would have been reported:

                                          Three months Ended              Three Months Ended            Three Months Ended
                                            JULY 31, 1997                  OCTOBER 31, 1997               JANUARY 31, 1998
                                            -------------                  ----------------               ----------------

(in thousands, except per share amounts)
                                          As                             As                              As

                                        REPORTED        ADJUSTED       REPORTED         ADJUSTED       REPORTED        ADJUSTED
                                        --------        --------       --------         --------       --------        --------
Revenues ............................   $    817       $    666        $    457        $    359        $    500       $     380
Cost of Sales .......................   $    356       $    369        $    145        $    124        $    174       $     171

Gross Profit ........................   $    461       $    297        $    312        $    235        $    326       $     209

Selling, Gen & Admin ................   $    390       $    448        $    401        $    548        $    934       $   1,070
Noncash Compensation ................   $      0       $    622        $      0        $     46        $      0       $      54
Depreciation & Amortization .........   $     24       $     25        $     24        $     26        $     25       $      26
Research & Development ..............   $      0       $      0        $      0        $      0        $     48       $      96
     Total Operating Expense ........   $    414       $  1,095        $    425        $    620        $  1,007       $   1,246

Income (loss) from Operations .......   $     47       $   (798)       $   (113)       $   (385)       $   (681)      $  (1,037)

Other Income ........................   $     75       $     21        $     28        $     29        $     16       $      34

Net Income ..........................   $    122       $   (777)       $    (85)       $   (356)       $   (665)      $  (1,003)

Weighted average number of
common shares outstanding ........... 13,680,627     13,680,627      13,718,265      13,718,265      13,737,781      13,737,781

 Net Income (Loss) per
Common Share ........................   $   0.01       $  (0.06)       $  (0.01)       $  (0.03)       $  (0.05)      $   (0.07)

EXHIBIT B

                     U. S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C. 20549
                                    FORM 10-QSBA

 [x] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange
     Act of 1934.
     For the quarterly period ended July 31, 1998.


 [ ] Transition  report  pursuant to Section 13 or 15 (d) of the Securities
     Exchange Act of 1934.

     For the transition period from              to


                         Commission File Number: 0-28666


                         AMERICAN BIO MEDICA CORPORATION

       -----------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


                New York                                14-1702188
      -------------------------------------------------------------------
       (State or other jurisdiction                  (I.R.S. Employer
       incorporation or organization)                Identification No.)


                   300 Fairview Avenue, Hudson, New York 12534
                   -------------------------------------------
                    (Address of principal executive offices)


                                  800-227-1243
                           ---------------------------
                           (Issuer's telephone number)


                                (Not Applicable)
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


      Check whether the issuer

(1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and

(2)  has been subject to such filing requirements for the past 90 days.

      Yes [X]    No [ ]

     State the number of shares outstanding of each of the issuer's classes of common equity as of the latest practicable date:

     14,406,495 Common Shares as of August 31, 1998 2,250 Convertible Series "D" Preferred Shares as of August 31, 1998

     Transitional Small Business Disclosure Format Yes [ ] No [X]

                                     PART I
                              FINANCIAL INFORMATION

Item 1. Financial Statements

     The condensed financial statements for the period ended July 31, 1998 included herein have been prepared by American Bio Medica Corporation, (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). In the opinion of management, the statements include all adjustments necessary to present fairly the financial position of the Company as of July 31, 1998 and the results of operations and cash flows for the three month periods ended July 31, 1997 and 1998.

       AMERICAN BIO MEDICA CORPORATION
               BALANCE SHEETS
   AS OF APRIL 30, 1998 AND JULY 31, 1998      APRIL 30       JULY 31,
                                                 1998           1998
                                                             (UNAUDITED)
                                              ------------  -------------
                  ASSETS

Current Assets
  Cash and cash equivalents .............   $  3,239,000    $  2,089,000
  Accounts receivable - net of allowance         712,000       1,009,000
  Inventory .............................        991,000       1,167,000
  Prepaid expenses ......................         24,000         112,000

                                            ------------    ------------
  Total  Current assets .................      4,966,000       4,377,000

Property, plant and equipment, net ......        147,000         238,000
Due from officer ........................        235,000         248,000
Other assets ............................          8,000          20,000

                                            ------------    ------------
Total Assets ............................   $  5,356,000    $  4,883,000
                                            ============    ============

   LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable ......................   $    322,000    $    142,000
  Accrued expenses ......................        164,000         189,000
                                            ------------    ------------

 Total current liabilities ..............        486,000         331,000
                                            ------------    ------------

Stockholders equity:
 Preferred stock; par value $.01 per
share; 5,000,000 shares authorized; 2,500
and 2,250 shares Series D, 8%
cumulative, convertible issued and
outstanding (face values $2,500,000
and $2,250,000) at April 30, 1998
and July 31, 1998 respectively ..........              0               0
 Common stock; par value $.01 per share;
   30,000,000 shares authorized;
   14,282,989 and 14,341,495 shares
   issued and outstanding at
   April 30, 1998 and July 31, 1998
   respectively .........................        143,000         144,000

Additional paid-in capital ..............     12,102,000      12,113,000
Subscriptions receivable ................         (9,000)         (9,000)
Unearned compensation ...................        (24,000)        (24,000)
Accumulated deficit .....................     (7,342,000)     (7,672,000)

                                            ------------    ------------
  Total stockholder's equity ............      4,870,000       4,552,000
                                            ------------    ------------

Total Liabilities and Stockholders Equity   $  5,356,000    $  4,883,000
                                            ============    ============

             See accompanying notes to financial statements

                AMERICAN BIO MEDICA CORPORATION
                    STATEMENTS OF OPERATIONS
                          (UNAUDITED)
                                                  FOR THE THREE MONTHS ENDED
                                                             JULY 31,
                                                 ------------------------------
                                                 1997 (NOTE C)          1998
                                                 ------------      ------------

Revenues ...................................     $    666,000      $  1,308,000

Cost of sales ..............................          369,000           514,000
                                                 ------------      ------------

Gross profit ...............................          297,000           794,000
                                                 ------------      ------------

Operating expenses
  Selling, general and
administrative expenses ....................          448,000         1,031,000
  Non-cash compensation charges ............          622,000
  Depreciation and amortization ............           25,000            18,000
  Research & development ...................                              50000

                                                 ------------      ------------
                                                    1,095,000         1,099,000
                                                 ------------      ------------

Income (loss) from operations ..............         (798,000)         (305,000)
                                                 ------------      ------------
Other income and expense
  Interest income ..........................           21,000            29,000

                                                 ------------      ------------
                                                       21,000            29,000
                                                 ------------      ------------

Net income (loss) ..........................         (777,000)         (276,000)
Adjustments:
Preferred stock beneficial conversion
feature ....................................                           (123,000)
Preferred stock dividend ...................                            (54,000)
                                                 ------------      ------------

Net loss attributable to common
shareholders ...............................     $   (777,000)     $   (453,000)
                                                 ============      ============

Basic and diluted net income (loss)
   per common share ........................            (0.06)            (0.03)
 Weighted average shares outstanding .......             --
     basic income per share ................       13,680,627        14,291,462
Effect of potential common shares ..........          197,657              --
                                                 ------------      ------------

 Weighted average shares
outstanding ................................             --
     diluted income per share ..............       13,878,284        14,291,462
                                                 ============      ============

         See accompanying notes to financial statements

                 AMERICAN BIO MEDICA CORPORATION
                     STATEMENTS OF CASH FLOWS
                           (UNAUDITED)
                                                       FOR THE THREE MONTHS
                                                               ENDED
                                                              JULY 31,
                                                   ----------------------------
                                                   1997 (NOTE C)         1998
                                                   -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net profit (loss) ...........................     $  (777,000)     $  (276,000)
  Adjustments to reconcile net loss
   to net cash used in operating
    activities:
    Amortization and depreciation ............          25,000           18,000
    Changes in:
     Accounts receivable .....................        (473,000)        (297,000)
     Inventory ...............................          69,000         (176,000)
     Prepaid expenses and other
      current assets .........................         (88,000)
     Other assets ............................         (12,000)
     Accounts payable and accrued
      expenses ...............................        (174,000)        (203,000)
     Non-cash compensation ...................         622,000
                                                   -----------      -----------

      Net cash used in operating
       activities ............................        (708,000)      (1,034,000)
                                                   -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, plant and
   equipment .................................         (24,000)        (109,000)
  Purchase of investments ....................       1,053,000                0
  Patent costs ...............................           7,000
  Loans to officer ...........................          53,000          (13,000)
                                                   -----------      -----------
    Net cash provided by
      (used in) investing activities .........       1,089,000         (122,000)
                                                   -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of warrants
   and options ...............................          20,000            6,000
  Subscriptions receivable ...................         (20,000)
                                                   -----------      -----------

    Net cash provided by financing
     activities ..............................               0            6,000
                                                   -----------      -----------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS .........................         381,000       (1,150,000)

Cash and cash equivalents - beginning
 of period ...................................       1,763,000        3,239,000
                                                   -----------      -----------

CASH AND CASH EQUIVALENTS - END OF
PERIOD .......................................     $ 2,144,000      $ 2,089,000
                                                   ===========      ===========

          See accompanying notes to financial statements

                          Notes to Financial Statements
                                  July 31, 1998

Note A - Basis of Reporting

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of thefinancial position of American Bio Medica Corporation (the "Company") at July 31, 1998, and the results of its operations, and cash flows for the three-month period then ended. The results of operations for the three-month period ended July 31, 1998 are not necessarily indicative of the operating results for the full year. It is suggested that these financial statements be read in conjunction with the financial statements and related disclosures for the year ended April 30, 1998 included in the Company's Form 10-KSB.



Note B - Net Income Per Share of Common Stock

     In 1997, the Financial Accounting Standards Board issued
Statement No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants, and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The Company adopted Statement No. 128 and has retroactively applied the effects thereof for all periods presented. The impact on the per share amounts previously reported was not significant.
     When preferred stock is convertible to common stock at a conversion rate that is the lower of a rate fixed at issuance or a fixed discount from the common stock market price at the time of conversion, the discounted amount is an assured incremental yield, the "beneficial conversion feature", to the preferred shareholders and should be accounted for as an embedded dividend to preferred shareholders. As such, the loss per common share was adjusted for this feature.

Note C - Restatement of Prior Year Quarterly Statements of Operations

On April 30, 1998 the company recorded adjustments relating to book sale revenues and certain non-cash employee and consulting compensation charges. Based upon these and other minor adjustments, prior-year's quarterly information has been revised as follows:

                                                      THREE MONTHS ENDED
                                                         JULY 31, 1997
                                                         -------------
(in thousands, except per share amounts)
                                                     As
                                                   REPORTED           ADJUSTED
                                                   --------           --------

Revenues ................................       $        817       $        666
Cost of Sales ...........................       $        356       $        369

Gross Profit ............................       $        461       $        297


Selling, Gen & Admin ....................       $        390       $        448
Noncash Compensation ....................       $          0       $        622

Depreciation & Amortization .............       $         24       $         25

Research & Development ..................       $          0       $          0

     Total Operating Expense ............       $        414       $      1,095


Income (loss) from Operations ...........       $         47       $       (798)

Other Income ............................       $         75       $         21

Net Income (Loss) .......................       $        122       $       (777)

Weighted average number of
common shares outstanding ...............         13,680,627         13,680,627

 Net Income (Loss) per
Common Share ............................       $       0.01       $      (0.06)


Note D - Litigation

      In February 1994, Robert Friedenberg, as former owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed for a declaratory judgement that a Share Exchange Agreement had been rescinded. In order to make a claim for damages, the Company filed a third-party claim against Dr. Friedenberg for breach of the Share Exchange Agreement and fraud. In November 1995, after a trial, the court denied Dr. Friedenberg's request for a declaration of rescission and allowed the Company's third-party claim to proceed to trial. In September, 1996, Dr. Friedenberg died.

      The Company's third-party claim was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg breached the Share Exchange Agreement, when he failed to deliver drug screening know how technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Friedenberg and awarded the Company approximately $321,000 in damages. Friedenberg's estate, just prior to the jury trial, filed a supplemental claim for the shares of the Company's stock which he would have received under the Share Exchange Agreement. The trial judge took this supplemental claim under advisement. The trial judge, on July 17, 1998, ruled that the estate of Dr. Friedenberg is entitled to 5,907,154 common shares of the Company. The Company has filed an appeal. Management of the Company in consultation with counsel is of the opinion that the trial judge's award of the shares to Dr. Friedenberg's estate will be reversed on appeal.

      Pending the resolution of the Company's appeal, the trial judge has ordered that the shares be issued in the name of Dr. Friedenberg's wife and placed in escrow or that the Company post a bond. The Company has applied for a stay of this order. If the trial judge's order is not stayed, the issuance of such shares or the posting of the required bond could have a significant negative effect on the market price of the shares. Pending the resolution of the Company's appeal of the trial judge's award of the shares to Dr. Friedenberg's estate, the Company's ability to raise capital through the future sale of equity securities may be materially impaired. If the trial judge's award of the shares is not reversed on appeal, the issuance of such shares would have a significant negative effect on the market price of the shares.

      In June 1995, the Company filed against Jacskon Morris, the lawyer who was in charge of drafting and advising it on the Share Exchange Agreement. Mr. Morris, who had been recommended to the Company by Dr. Friedenberg, is alleged by the Company to have breached his fiduciary duty to the Company by later advising Dr. Friedenberg, individually, on how to rescind the Share Exchange Agreement. Mr. Morris is also charged with negligence in drafting the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed as a party to the Share Exchange Agreement and seeks common shares. No trial date has been set. The Company is vigorously contesting the Morris Claim.

 Item 2. Management's Discussion and Analysis or Plan of Operation

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                for the three months ended July 31, 1998 and 1997


     The following discussion of the company's financial condition and results of operations should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this document.

     Statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this document as well as statements made in press releases and oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf that are not statements of historical or current fact constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


     Results of operations for the three months ended July 31, 1998 as compared to the three months ended July 31, 1997 as amended.
-------------------------------------------------------------------------------
     During the current quarter, the Company continued its extensive program to market and distribute its primary product, the Rapid Drug Test kit. As a result, revenues from the sale of the test kits were $1,165,000 for the three months ended July 31, 1998 as compared to $635,000 for the three months ended July 31, 1997, representing an increase of $530,000 or 83.5% over the preceding year. Cost of goods sold for the three months ended July 31, 1998 was $487,000 or 41.8% of drug test revenues as compared to $345,000 or 54.3% of drug test revenues for the three months ended July 31, 1997. To further reduce this cost, the Company has undertaken to improve its manufacturing processes and expects further savings throughout the year.

     Revenues from book sales were $143,000 for the three months ended July 31, 1998 as compared to $31,000 for the three months ended July 31, 1997 representing an increase of $112,000 or 361.3%. It is anticipated that with continuing strong sales in the drug test market, book sales as a percent of overall revenue will continue to decline. Cost of goods sold for the year ended July 31, 1998 was $27,000 (18.9% of book sales) as compared to $24,000 (77.4% of book sales) for the three months ended July 31, 1997.

     General and administrative costs for the three months ended July 31, 1998 were $1,031,000, an increase of 130.1% over expenses of $448,000 for the three months ended July 31,1997. These increased general and administrative costs are undertaken to create the infrastructure necessary to meet the Company's worldwide drug test marketing and production goals. As an outgrowth of increasing drug test sales the Company expects general and administrative costs to continue to increase but at a slower rate. As a percent of sales, this cost increased 11.5% during the current year but is expected to decrease with anticipated sales growth.

     Depreciation and amortization was $18,000 and $25,000 for the three months ended July 31, 1998 and 1997 respectively.

     Research and development expense amounted to $50,000 for the three months ended July 31 1998. This represents management's continued emphasis on the development of both new products and improved methods to reduce the costs of the drug testing delivery system.

     Liquidity and capital resources as of the end of the three months ended July 31, 1998.
-------------------------------------------------------------------------------
     The Company's cash and cash equivalents amounted to $2,089,000 for the three months ended July 31, 1998 representing a decrease of $1,150,000 or 35.5% over $3,239,000 for the year ended April 30, 1998. Working capital decreased $434,000 or 9.7% over $4,480,000 recorded for the year ended April 30, 1998.

     The decrease in working capital resulted from the following operating increases in accounts receivable, inventories, prepaid expenses, accounts payable and results of operations.

     As a result of strong first quarter sales of drug test kits, accounts receivable increased $297,000 or 41.7% to $1,009,000 for the three months ended July 31, 1998 compared to $712,000 for the year ended April 30, 1998.


     Inventories rose 17.8% to $1,167,000 for the three months ended July 31, 1998 or $571,000 above $596,000 reported as of the three months ended July 31, 1997.

     Prepaid expenses rose $88,000 to $112,000 for the three months ended July 31, 1998 related to expenditures for prepaid insurance, advertising and commissions.

     Account payable and accrued expenses decreased $155,000 for the three months ended July 31, 1998.

     Net (loss) from operations amounted to $(276,000) for the three months ended July 31, 1998 due to increases in selling, general and administrative expenditures related to the expansion of the Company's infrastructure .

     The Company's primary short-term needs are to increase its manufacturing capabilities, increase inventory levels and continue to support its research and development programs. The Company currently plans to expend approximately $2.0 million for the expansion and development of its manufacturing facilities in addition to its marketing and general administrative programs.

     The Company expects its capital requirements to increase over the next several years as it expands its research and development efforts, new product development, sales and administration infrastructure, manufacturing capabilities and facilities. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and timing of expansion of sales, marketing and manufacturing activities, facilities expansion needs, procurement and enforcement of patents important to the Company's business, results of clinical investigations and competition.

     The Company believes that its available cash and cash from operations will be sufficient to satisfy its funding needs for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company may be required to sell additional equity or debt securities or obtain additional credit facilities. There can be no assurance that such financing, if required, will be available on satisfactory terms, if at all.

                                     PART II
                                OTHER INFORMATION

 Item 1. Legal Proceedings.

     In February 1994, Robert Freidenberg, as owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed suit to have a Share Exchange Agreement rescinded on the grounds of breach of contract. In order to preserve a claim for damages, the Company filed a third-party claim against Dr. Freidenberg, for breach of the Share Exchange Agreement. In November 1995, after a trial, the court dismissed Dr. Friedenberg's lawsuit and allowed the Company's third-party claim to proceed to trial.In September, 1996, Dr. Friedenberg died. A pretrail hearing was held in December 1996 which set a trial date of April 28, 1997.

     That trial was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg breached various contracts, including the Share Exchange Agreement, when he failed to deliver technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Dr. Friedenberg and awarded the Company approximately $321,000 in damages. Dr. Friedenberg's estate, just prior to the jury trial, filed a supplemental claim for the shares of the Company's stock which he would have received under the Share Exchange Agreement which the trial judge took under advisement. The trial judge, on July 17, 1998 ruled that the estate of Dr. Friedenberg is entitled to 5,907,154 common shares of the Company. The Company has filed an appeal. Management of the Company in consultation with counsel is of the opinion that the trial judge's award of the shares to Dr. Friedenberg's estate will be reversed on appeal.

     In June 1995, the Company filed a lawsuit against Mr. Morris, Dr. Friedenberg's counsel, for the breach of attorney-client relationship and his fiduciary duty and negligence in representing the Company in matters relating to Dr. Friedenberg and in the preparation of the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed for common shares. No trial date has been set. The Company is vigorously contesting the Morris claim.

Item 2. Changes in Securities

     None.

Item 3. Defaults upon Senior Securities

     None.

Item 4. Submission of Matters to a Vote of Security-Holders

      None.

                                   SIGNATURES



     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    AMERICAN BIO MEDICA CORPORATION
                                        (Registrant)

                                     By: /s/Stan Cipkowski
                                         ------------------
                                         Stan Cipkowski,
                                         President and Principal
                                         Executive Officer


                                     By: /s/John F. Murray
                                         --------------------
                                         John F. Murray,
                                         Treasurer and Principal
                                         Financial Officer



Dated: December 31, 1998

     This schedule contains summary financial information extracted from financial statements for the six month period ended January 31, 1998 and is qualified in its entirety by reference to such financial statements.

[PERIOD-TYPE]                                 3-MOS
[FISCAL-YEAR-END]                                       APR-30-1997
[PERIOD-END]                                            JUL-31-1998
[CASH]                                                    2,089,000
[SECURITIES]                                                      0
[RECEIVABLES]                                             1,009,000
[ALLOWANCES]                                                      0
[INVENTORY]                                               1,167,000
[CURRENT-ASSETS]                                          4,377,000
[PP&E]                                                      238,000
[DEPRECIATION]                                               43,000
[TOTAL-ASSETS]                                            4,883,000
[CURRENT-LIABILITIES]                                       331,000
[BONDS]                                                           0
[PREFERRED-MANDATORY]                                             0
[PREFERRED]                                                       0
[COMMON]                                                    144,000
[OTHER-SE]                                                4,408,000
[TOTAL-LIABILITY-AND-EQUITY]                              4,883,000
[SALES]                                                   1,308,000
[TOTAL-REVENUES]                                          1,308,000
[CGS]                                                       514,000
[TOTAL-COSTS]                                             1,099,000
[OTHER-EXPENSES]                                            (29,000)
[LOSS-PROVISION]                                                  0
[INTEREST-EXPENSE]                                                0
[INCOME-PRETAX]                                            (276,000)
[INCOME-TAX]                                                      0
[INCOME-CONTINUING]                                        (276,000)
[DISCONTINUED]                                                    0
[EXTRAORDINARY]                                                   0
[CHANGES]                                                  (177,000)
[NET-INCOME]                                               (453,000)
[EPS-PRIMARY]                                                 (0.03)
[EPS-DILUTED]                                                 (0.03)

EXHIBIT C - FILED 12/15/98

                     U. S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C. 20549
                                   FORM 10-QSB

 [x] Quarterly report pursuant to Section 13 or 15(d) of the Securities
     Exchange Act of 1934.

     For the quarterly period ended October 31, 1998.


 [ ] Transition  report  pursuant to Section 13 or 15 (d) of the
     Securities Exchange Act of 1934.

     For the transition period from              to


                         Commission File Number: 0-28666


                         AMERICAN BIO MEDICA CORPORATION
        -----------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


                New York                                14-1702188
       -------------------------------------------------------------------
       (State or other jurisdiction                  (I.R.S. Employer
       incorporation or organization)                Identification No.)


                   300 Fairview Avenue, Hudson, New York 12534
                   -------------------------------------------
                    (Address of principal executive offices)


                                  800-227-1243
                           ---------------------------
                           (Issuer's telephone number)



                                (Not Applicable)
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


      Check whether the issuer

(1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and

(2)  has been subject to such filing requirements for the past 90 days.

      Yes [X]    No [ ]

     State the number of shares outstanding of each of the issuer's classes of common equity as of the latest practicable date:

     14,728,601 Common Shares as of December 10, 1998


     Transitional Small Business Disclosure Format Yes [ ] No [X]

                                     PART I
                              FINANCIAL INFORMATION


       AMERICAN BIO MEDICA CORPORATION
                BALANCE SHEETS
  AS OF APRIL 30, 1998 AND OCTOBER 31, 1998

                                                   APRIL 30       OCTOBER 31,
                                                     1998            1998
                                                                  (UNAUDITED)
                                                --------------   ---------------
                   ASSETS

Current Assets
  Cash and cash equivalents ...................   $  3,239,000    $  1,597,000
  Accounts receivable - net of allowance ......        712,000       1,428,000
  Inventory ...................................        991,000       1,778,000
  Prepaid expenses ............................         24,000         384,000
                                                  ------------    ------------
  Total  Current assets .......................      4,966,000       5,187,000

Property, plant and equipment, net ............        147,000         320,000
Due from officer ..............................        235,000         254,000
Other assets ..................................          8,000          20,000
                                                  ------------    ------------
Total Assets ..................................   $  5,356,000    $  5,781,000
                                                  ============    ============

    LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
  Accounts payable ............................   $    322,000    $  1,043,000
  Accrued expenses ............................        164,000         131,000
                                                  ------------    ------------
 Total current liabilities ....................        486,000       1,174,000
                                                  ------------    ------------

Stockholders equity:
 Preferred stock; par value $.01 per share;
    5,000,000 shares authorized; 2,500 and
    2,298 shares Series D, 8% cumulative,
    convertible issued and Outstanding
    (face values $2,500,000 and $2,298,000)
    at April 30, 1998 and October 31, 1998
    respectively ..............................              0               0
 Common stock; par value $.01 per share;
   30,000,000 shares authorized; 14,282,989
   and 14,406,495 Shares issued and outstanding
   at April 30, 1998 and October 31, 1998
   respectively ...............................        143,000         144,000

Additional paid-in capital ....................     12,102,000      12,206,000
Subscriptions receivable ......................         (9,000)         (9,000)
Unearned compensation .........................        (24,000)        (24,000)
Accumulated deficit ...........................     (7,342,000)     (7,710,000)
                                                  ------------    ------------
  Total stockholder's equity ..................      4,870,000       4,607,000
                                                  ------------    ------------
Total Liabilities and Stockholders Equity .....   $  5,356,000    $  5,781,000
                                                  ============    ============


                See accompanying notes to financial statements

                  AMERICAN BIO MEDICA CORPORATION
                      STATEMENTS OF OPERATIONS
                            (UNAUDITED)

                                   FOR THE SIX MONTHS ENDED
                                          OCTOBER 31,
                                  ----------------------------
                                  1997 (NOTE C)        1998
                                  -------------   ------------

Revenues ......................   $  1,025,000    $  3,081,000
Cost of sales .................        494,000       1,236,000
                                  ------------    ------------
Gross profit ..................        531,000       1,845,000
                                  ------------    ------------

Operating expenses
  Selling, general and
    administrative expenses ...        996,000       1,984,000
  Non-cash compensation charges        668,000               0
  Depreciation and amortization         51,000          43,000
  Research & development ......              0         103,000
                                  ------------    ------------
                                     1,715,000       2,130,000
                                  ------------    ------------

Income (loss) from operations .     (1,184,000)       (285,000)
                                  ------------    ------------

Other income and expense
  Interest income .............         51,000          17,000
                                  ------------    ------------
                                        51,000          17,000
                                  ------------    ------------

Net  (loss) ...................   $ (1,133,000)   $   (268,000)

Adjustments:
Preferred stock beneficial
  conversion feature ..........                       (123,000)
Preferred stock dividend ......                        (99,000)
                                                  ------------

Net loss attributable to common
  shareholders ................   $ (1,133,000)   $   (490,000)
                                  ============    ============

Basic and diluted (loss)
  per common share ............   $      (0.08)   $      (0.03)

 Weighted average shares
   outstanding - basic and
   diluted loss per share .....     13,718,265      14,346,669
                                  ============    ============


           See accompanying notes to financial statements

                   AMERICAN BIO MEDICA CORPORATION
                       STATEMENTS OF OPERATIONS
                             (UNAUDITED)

                                      FOR THE THREE MONTHS ENDED
                                             OCTOBER 31,
                                     ----------------------------
                                     1997 (NOTE C)       1998
                                     -------------   ------------

Revenues .........................   $    359,000    $  1,773,000
Cost of sales ....................        124,000         722,000
                                     ------------    ------------

Gross profit .....................        235,000       1,051,000
                                     ------------    ------------

Operating expenses
  Selling, general and
    administrative expenses ......        548,000         953,000
  Non-cash compensation charges ..         46,000
  Depreciation and amortization ..         26,000          25,000
  Research & development .........         52,000

                                     ------------    ------------

                                          620,000       1,030,000
                                     ------------    ------------

Income (loss) from operations ....       (385,000)         21,000
                                     ------------    ------------

Other income and expense
  Interest income (expense) ......         29,000         (12,000)

                                     ------------    ------------

                                           29,000         (12,000)
                                     ------------    ------------

Net income (loss) ................   $   (356,000)   $      9,000

Adjustments:
Preferred stock dividend .........        (45,000)
                                     ------------    ------------

Net loss attributable to common
  shareholders ...................   $   (356,000)   $    (36,000)
                                     ============    ============

Basic and diluted (loss)
   per common share ..............   $      (0.03)   $      (0.00)

 Weighted average shares
   outstanding - basic and diluted
   loss per share ................     13,718,265      14,346,669
                                     ============    ============


           See accompanying notes to financial statements

                    AMERICAN BIO MEDICA CORPORATION
                        STATEMENTS OF CASH FLOWS
                              (UNAUDITED)


                                            FOR THE SIX MONTHS ENDED
                                                   OCTOBER 31,
                                          ----------------------------
                                           1997 (NOTE C)     1998
                                          ------------   -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net  (loss) .........................   $(1,133,000)   $  (268,000)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
    Amortization and depreciation .....        51,000         43,000
    Issuance of compensating
      stock/options ...................       668,000
    Changes in:
     Accounts receivable ..............      (479,000)      (716,000)
     Inventory ........................      (203,000)      (787,000)
     Prepaid expenses and other current
       assets .........................       (24,000)      (360,000)
     Other assets .....................        33,000        (21,000)
     Accounts payable and accrued
       expenses .......................      (200,000)       589,000
                                          -----------    -----------

      Net cash used in operating
        activities ....................    (1,287,000)    (1,520,000)
                                          -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, plant and
    equipment .........................       (72,000)      (206,000)
  Purchase of investments .............       (24,000)
  Loans to officer ....................                      (19,000)
                                          -----------    -----------

    Net cash provided by
      (used in) investing activities ..       (96,000)      (225,000)
                                          -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of warrants
    and options .......................       983,000        103,000

                                          -----------    -----------

    Net cash provided by financing
      activities ......................       983,000        103,000
                                          -----------    -----------

NET DECREASE IN CASH AND
    CASH EQUIVALENTS ..................      (400,000)    (1,642,000)

Cash and cash equivalents - beginning
  of period ...........................     1,763,000      3,239,000
                                          -----------    -----------

CASH AND CASH EQUIVALENTS - END OF
  PERIOD ..............................   $ 1,363,000    $ 1,597,000
                                          ===========    ===========



             See accompanying notes to financial statements

Notes to Financial Statements
                                October 31, 1998

Note A - Basis of Reporting

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of American Bio Medica Corporation (the "Company")at October 31, 1998, and the results of its operations, and cash flows for the six-month period then ended. The results of operations for the six-month period ended October 31, 1998 are not necessarily indicative of the operating results for the full year. It is suggested that these financial statements be read in conjunction with the financial statements and related disclosures for the year ended April 30, 1998 included in the Company's Form 10-KSB.


Note B - Net Income Per Share of Common Stock

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants, and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The Company adopted Statement No. 128 and has retroactively applied the effects thereof for all periods presented. The impact on the per share amounts previously reported was not significant.

     When preferred stock is convertible to common stock at a conversion rate that is the lower of a rate fixed at issuance or a fixed discount from the common stock market price at the time of conversion, the discounted amount is an assured incremental yield, the "beneficial conversion feature", to the preferred shareholders and should be accounted for as an embedded dividend to preferred shareholders. As such, the loss per common share was adjusted for this feature.

Note C - Restatement of Prior Year Quarterly Statements of Operations

On April 30, 1998 the company recorded adjustments relating to book sale revenues and certain non-cash employee and consulting compensation charges. Based upon these and other minor adjustments, prior-year's quarterly information has been revised as follows:

                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                          JULY 31, 1997              OCTOBER   31, 1997
(in thousands, except per share amounts)

                                        As                            As
                                     REPORTED       ADJUSTED       REPORTED        ADJUSTED
                                  ------------   ------------    ------------    ------------
Revenues ......................   $        817   $        666    $      1,273    $      1,025
Cost of Sales .................   $        356   $        369    $        501    $        494

Gross Profit ..................   $        461   $        297    $        772    $        531

Selling, Gen & Admin ..........   $        390   $        448    $        790    $        996
Noncash Compensation ..........   $          0   $        622    $          0    $        668
Depreciation & Amortization ...   $         24   $         25    $         49    $         51
Research & Development ........   $          0   $          0    $          0    $          0
     Total Operating Expense ..   $        414   $      1,095    $        839    $      1,715

Income (loss) from Operations $             47   $       (798)   $        (67)   $     (1,184)

Other Income ..................   $         75   $         21    $        104    $         51

Net Income (Loss) .............   $        122   $       (777)   $         37    $     (1,133)

Weighted average number of
common shares outstanding .....     13,680,627     13,680,627      13,718,265      13,718,265

 Net Income (Loss) per
Common Share ..................   $       0.01    $     (0.06)   $      (0.00)   $      (0.08)


 Note D - Litigation

      In February 1994, Robert Friedenberg, as former owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed for a declaratory judgement that a Share Exchange Agreement had been rescinded. In order to make a claim for damages, the Company filed a third-party claim against Dr. Friedenberg for breach of the Share Exchange Agreement and fraud. In November 1995, after a trial, the court denied Dr. Friedenberg's request for a declaration of rescission and allowed the Company's third-party claim to proceed to trial. In September, 1996, Dr. Friedenberg died.

      The Company's third-party claim was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg breached the Share Exchange Agreement, when he failed to deliver drug screening know how technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Friedenberg and awarded the Company approximately $321,000 in damages. Friedenberg's estate, just prior to the jury trial, filed a supplemental claim for the shares of the Company's stock which he would have received under the Share Exchange Agreement. The trial judge took this supplemental claim under advisement. The trial judge, on July 17, 1998, ruled that the estate of Dr. Friedenberg is entitled to 5,907,154 common shares of the Company. The Company has filed an appeal. Management of the Company in consultation with counsel is of the opinion that the trial judge's award of the shares to Dr.
Friedenberg's estate will be reversed on appeal.

      Pending the resolution of the Company's appeal, the trial judge has ordered that the shares be issued in the name of Dr. Friedenberg's wife and placed in escrow or that the Company post a bond. The Company has applied for a stay of this order. If the trial judge's order is not stayed, the issuance of such shares or the posting of the required bond could have a significant negative effect on the market price of the shares. Pending the resolution of the Company's appeal of the trial judge's award of the shares to Dr. Friedenberg's estate, the Company's ability to raise capital through the future sale of equity securities may be materially impaired. If the trial judge's award of the shares is not reversed on appeal, the issuance of such shares would have a significant negative effect on the market price of the shares.

      In June 1995, the Company filed against Jacskon Morris, the lawyer who was in charge of drafting and advising it on the Share Exchange Agreement. Mr. Morris, who had been recommended to the Company by Dr. Friedenberg, is alleged by the Company to have breached his fiduciary duty to the Company by later advising Dr. Friedenberg, individually, on how to rescind the Share Exchange Agreement. Mr. Morris is also charged with negligence in drafting the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed as a party to the Share Exchange Agreement and seeks common shares. No trial date has been set. The Company is vigorously contesting the Morris Claim.



 Item 2. Management's Discussion and Analysis or Plan of Operation

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               for the six months ended October 31, 1998 and 1997


     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this document.

     Statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this document as well as statements made in press releases and oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf that are not statements of historical or current fact constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Year 2000 Issues

The Company has completed its assessment of Year 2000 compliance with respect to its products that are currently being sold to customers and has concluded that all significant products are compliant. With respect to third parties, the Company is in the process of identifying and contacting its significant suppliers and will shortly begin to contact its major customers to determine the extent to which the Company may be vulnerable to such third parties' failure to address their own year 2000 issues. As a result, the Company's assessment will be substantially dependent on information provided by third parties. The Company expects to materially complete this assessment process by the end of fiscal 1999. Based upon the Company's current estimates, additional out-of-pocket costs associated with its Year 2000 compliance are expected to be immaterial. Such costs do not include internal management time, which is not expected to be material to the Company's results of operations or financial condition.

     Results of operations for the six months ended October 31, 1998 as compared to the six months ended October 31, 1997 as amended.
--------------------------------------------------------------------------------
      During the six months ended October 31, 1998, the Company continued its extensive program to market and distribute its primary product, the Rapid Drug Test kit. As a result, revenues from the sale of the test kits were $2,732,000 for the six months ended October 31, 1998 as compared to $937,000 for the six months ended October 31, 1997 (as adjusted, see Note C to Notes to Financial Statements), representing an increase of $1,795,000 or 191.6% over the preceding year. Cost of goods sold for the six months ended October 31, 1998 was $1,170,000 or 42.9% of drug test revenues as compared to $440,000 or 47.0% of drug test revenues for the six months ended October 31, 1997. To further reduce this cost, the Company has undertaken to improve its manufacturing processes and expects further savings throughout the year.

      Revenues from book sales were $349,000 for the six months ended October 31, 1998 as compared to $88,000 for the six months ended October 31, 1997 representing an increase of $261,000 or 296.6%. It is anticipated that with continuing strong sales in the drug test market, book sales as a percent of overall revenue will continue to decline. Cost of goods sold for the six months ended October 31, 1998 was $66,000 (19.0% of book sales)as compared to $54,000 (61.4% of book sales)for the six months ended October 31, 1997.

      General and administrative costs for the six months ended October 31, 1998 were $1,984,000, an increase of 99.2% over expenses of $996,000 for the six months ended October 31, 1997. These increased general and administrative costs were undertaken to create the infrastructure necessary to meet the Company's worldwide drug test marketing and production goals. As an outgrowth of increasing drug test sales the Company expects general and administrative costs to continue to increase but at a slower rate. As a percent of sales, this cost decreased 32.8% during the current year and is expected to continue it's decrease with anticipated sales growth.

      Depreciation and amortization was $43,000 and $51,000 for the six months ended October 31, 1998 and 1997 respectively.

      Research and development expense amounted to $103,000 for the six months ended October 31, 1998. This represents management's continued emphasis on the development of both new products and improved methods to reduce the costs of the drug testing delivery system.

      Net (loss) from operations amounted to $(268,000) for the six months ended October 31, 1998 due to increases in selling, general and administrative expenditures related to the expansion of the company's infrastructure.

Results of operations for the three months ended October 31, 1998 as compared to the three months ended October 31, 1997 as amended.
--------------------------------------------------------------------------------

      Revenues from the sale of the test kits were $1,567,000 for the three months ended October 31, 1998 as compared to $301,000 for the three months ended October 31, 1997 (as adjusted, see Note C to Notes to Financial Statements), representing an increase of $1,266,000 or 420.6% over the preceding year. Cost of goods sold for the three months ended October 31, 1998 amounted to $683,000 or 43.6% of drug test revenues as compared to $94,000 or 31.2% of drug test revenues for the three months ended October 31, 1997.

      Revenues from book sales were $206,000 for the three months ended October 31, 1998 as compared to $58,000 for the three months ended October 31, 1997 representing an increase of $148,000 or 255.2%. Cost of goods sold for the three months ended October 31, 1998 amounted to $39,000 (18.9% of book sales) as compared to $30,000 (51.7% of book sales) for the three months ended October 31, 1997.

      General and administrative costs for the three months ended October 31, 1998 Amounted to $953,000, an increase of 73.9% over expenses of $548,000 for the three months ended October 31, 1997. As a percent of sales, this cost decreased 98.8% during the current year and is expected to continue it's decrease with anticipated sales growth.

      Depreciation and amortization was $25,000 and $26,000 for the three months ended October 31, 1998 and 1997 respectively.

      Research and development expense amounted to $52,000 for the three months ended October 31, 1998, continuing management's emphasis on the development of both new products and improved methods of production.

      Net income from operations amounted to $9,000 for the three months ended October 31, 1998 as compared to a net (loss) of $(356,000) for the three months ended October 31, 1997.

     Liquidity and capital resources as of the end of the six months ended October 31, 1998.
--------------------------------------------------------------------------------
      The Company's cash and cash equivalents amounted to $1,597,000 for the six months ended October 31, 1998 representing a decrease of $1,642,000 or 50.7% over $3,239,000 for the year ended April 30, 1998. Working capital decreased $467,000 or 10.4% over $4,480,000 recorded for the year ended April 30, 1998.

      The decrease in working capital resulted from an increase in accounts payable offset by increases in accounts receivable, inventories, and prepaid expenses.

      As a result of strong six month sales of drug test kits, accounts receivable increased $716,000 or 100.6% to $1,428,000 for the six months ended October 31, 1998 compared to $712,000 for the year ended April 30, 1998.


      Due to increased sales and to obtain favorable prices on bulk purchases, inventories rose 79.4% to $1,778,000 for the six months ended October 31, 1998 or $787,000 above $991,000 reported as of the six months ended October 31,1997.

      Prepaid expenses primarily for future trade shows and conferences rose $360,000 to $384,000 for the six months ended October 31, 1998.

      Accounts payable and accrued expenses increased $688,000 for the six months ended October 31, 1998 due primarily to increased inventory requirements.

      The Company's primary short-term needs are to increase its manufacturing capabilities, increase inventory levels and continue to support its research and development programs. The Company currently plans to expend approximately $2.0 million for the expansion and development of its manufacturing facilities in addition to its marketing and general administrative programs.

      The Company expects its capital requirements to increase over the next several years as it expands its research and development efforts, new product development, sales and administration infrastructure, manufacturing capabilities and facilities. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and timing of expansion of sales, marketing and manufacturing activities, facilities expansion needs, procurement and enforcement of patents important to the Company's business, results of clinical investigations and competition.

      The Company believes that its available cash and cash from operations will be sufficient to satisfy its funding needs for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company may be required to sell additional equity or debt securities or obtain additional credit facilities. There can be no assurance that such financing, if required, will be available on satisfactory terms, if at all.

                                     PART II
                                OTHER INFORMATION

 Item 1. Legal Proceedings.

     In February 1994, Robert Freidenberg, as owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed suit to have a Share Exchange Agreement rescinded on the grounds of breach of contract. In order to preserve a claim for damages, the Company filed a third-party claim against Dr. Freidenberg, for breach of the Share Exchange Agreement. In November 1995, after a trial, the court dismissed Dr. Friedenberg's lawsuit and allowed the Company's third-party claim to proceed to trial. In September, 1996, Dr. Friedenberg died. A pretrial hearing was held in December 1996 which set a trial date of April 28, 1997.

     That trial was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg breached various contracts, including the Share Exchange Agreement, when he failed to deliver technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Dr. Friedenberg and awarded the Company approximately $321,000 in damages. Dr. Friedenberg's estate, just prior to the jury trial, filed a supplemental claim for the shares of the Company's stock which he would have received under the Share Exchange Agreement which the trial judge took under advisement. The trial judge, on July 17, 1998 ruled that the estate of Dr. Friedenberg is entitled to 5,907,154 common shares of the Company. The Company has filed an appeal. Management of the Company in consultation with counsel is of the opinion that the trial judge's award of the shares to Dr. Friedenberg's estate will be reversed on appeal.

      In June 1995, the Company filed a lawsuit against Mr. Morris, Dr. Friedenberg's counsel, for the breach of attorney-client relationship and his fiduciary duty and negligence in representing the Company in matters relating to Dr. Friedenberg and in the preparation of the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed for common shares. No trial date has been set. The Company is vigorously contesting the Morris claim.

Item 2. Changes in Securities

     None.

Item 3. Defaults upon Senior Securities

     None.

Item 4. Submission of Matters to a Vote of Security-Holders

      None.

                                   SIGNATURES


     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     AMERICAN BIO MEDICA CORPORATION
                                             (Registrant)

                                     By: /s/Stan Cipkowski
                                         ------------------
                                         Stan Cipkowski,
                                         President and Principal
                                         Executive Officer


                                     By: /s/John F. Murray
                                         --------------------
                                         John F. Murray,
                                         Treasurer and Principal
                                         Financial Officer


Dated: December 15, 1998

     This schedule contains summary financial information extracted from financial statements for the six month period ended October 31, 1998 and is qualified in its entirety by reference to such financial statements.
 [S]                                           [C]
 [PERIOD-TYPE]                                 6-MOS
 [FISCAL-YEAR-END]                                       APR-30-1999
 [PERIOD-END]                                            OCT-31-1998
 [CASH]                                                    1,597,000
 [SECURITIES]                                                      0
 [RECEIVABLES]                                             1,488,000
 [ALLOWANCES]                                                 60,000
 [INVENTORY]                                               1,778,000
 [CURRENT-ASSETS]                                          5,187,000
 [PP&E]                                                      410,000
 [DEPRECIATION]                                               90,000
 [TOTAL-ASSETS]                                            5,781,000
 [CURRENT-LIABILITIES]                                     1,043,000
 [BONDS]                                                           0
 [PREFERRED-MANDATORY]                                             0
 [PREFERRED]                                                       0
 [COMMON]                                                    144,000
 [OTHER-SE]                                                4,463,000
 [TOTAL-LIABILITY-AND-EQUITY]                              5,781,000
 [SALES]                                                   3,081,000
 [TOTAL-REVENUES]                                          3,081,000
 [CGS]                                                     1,236,000
 [TOTAL-COSTS]                                             2,113,000
 [OTHER-EXPENSES]                                                  0
 [LOSS-PROVISION]                                                  0
 [INTEREST-EXPENSE]                                                0
 [INCOME-PRETAX]                                            (268,000)
 [INCOME-TAX]                                                      0
 [INCOME-CONTINUING]                                        (268,000)
 [DISCONTINUED]                                                    0
 [EXTRAORDINARY]                                                   0
 [CHANGES]                                                         0
 [NET-INCOME]                                               (268,000)
 [EPS-PRIMARY]                                                 (0.03)
 [EPS-DILUTED]                                                 (0.03)

EXHIBIT D -  Addition to Item 6. Management's Discussion and Analysis or Plan of
             Operation

Add as first paragraph below:

"RESULTS OF OPERATIONS FOR THE YEAR ENDED APRIL 30, 1998 AS COMPARED TO THE YEAR ENDED APRIL 30, 1997"


In April 1998 our company's new auditors recommended that Book Revenues along with Non-cash Compensation be accounted for in a manner different than had previously been reported. By acceding to their recommendations and considering the significant amounts involved, our fourth quarter results appeared lopsided when compared to our prior quarters. Had these and other lesser adjustments been recorded in the affected periods, the quarterly results described in Notes to Financial Statements - Note M would have been reported.